Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:	Media Relations Contact:
Raphael Gross	Liz Brady
203-682-8253	646-277-1226
investorrelations@dfrg.com	liz.brady@icrinc.com

Del Frisco’s Restaurant Group, Inc. Announces Second Quarter 2012 Results

SOUTHLAKE, TX — (GLOBE NEWSWIRE) — August 21, 2012 — Del Frisco’s Restaurant Group, Inc. (NASDAQ: DFRG), the owner and operator of the Del Frisco’s Double Eagle Steak House, Sullivan’s Steakhouse, and Del Frisco’s Grille restaurant concepts, reported financial results today for the second quarter ended June 12, 2012. The Company also provided an outlook for the full 2012 fiscal year.

Key highlights from the second quarter 2012 compared to the second quarter 2011 include:

•	Consolidated revenues increased 17.9% to $51.3 million from $43.5 million

•	Total comparable restaurant sales increased 4.0%, including 7.3% at Del Frisco’s and 0.3% at Sullivan’s, following a comparable restaurant sales increase of 12.3% in the second quarter of last year

•	Cost of sales, as a percentage of sales, was relatively stable increasing slightly to 30.7% from 30.6%

•	Operating income increased 97% to $6.5 million from $3.3 million

•	Net income increased 250% to $3.6 million ($0.20 per diluted share) from $1.0 million ($0.06 per diluted share)

•	Restaurant-level EBITDA* increased 28.6% to $12.6 million from $9.8 million

*	Restaurant-level EBITDA, a non-GAAP measure, represents net income before interest, taxes and depreciation and amortization plus the sum of certain non-operating expenses, including pre-opening costs, management fees and expenses, and general and administrative expenses. For a reconciliation of restaurant-level EBITDA and a discussion of why we consider it useful, see the financial information accompanying this release.

“During the second quarter, we demonstrated the strength of our business model with solid comparable restaurant sales and significant increases in both restaurant-level EBITDA and overall profitability,” said Mark S. Mednansky, Chief Executive Officer of Del Frisco’s Restaurant Group, Inc. “Looking ahead, we are confident that our recent IPO has provided us the financial flexibility to pursue our stated long-term growth objectives and further establish Del Frisco’s as a leading ‘next generation’ full-service dining company.”

Initial Public Offering (“IPO”)

On August 1, 2012, and subsequent to the end of the second quarter, Del Frisco’s closed its IPO of 5.8 million shares of common stock at $13.00 per share. The Company received net proceeds of approximately $70.1 million from the IPO, which included approximately $5.3 million of underwriting discounts and commissions, and repaid $61.0 million under its credit facility. In addition, Del Frisco’s used $3.0 million of the net proceeds to make a one-time payment to Lone Star Fund in consideration for the termination of an asset advisory agreement upon consummation of the IPO. The remainder of the net proceeds will be used for working capital and other general corporate purposes. In conjunction with the repayment of amounts outstanding under the credit facility and subsequent to the end of the second quarter, the Company wrote-off approximately $1.7 million in unamortized debt issuance costs.

Prior to the IPO closing, Del Frisco’s converted from a limited liability company to a corporation and converted its then-outstanding membership interests into approximately 18.0 million shares of common stock. All issued and outstanding common stock and per share amounts contained in this earnings release and accompanying financial statements have been retroactively adjusted to reflect the conversion. On August 1, 2012, Del Frisco’s had a total of approximately 23.8 million common shares issued and outstanding.

Review of Second Quarter 2012 Operating Results

Total revenues increased $7.8 million, or 17.9%, to $51.3 million in the second quarter of 2012 from $43.5 million in the second quarter of 2011. This increase was primarily due to a 4.0% increase in total comparable restaurant sales and 29 additional operating weeks resulting from four restaurant openings since the second quarter last year. Total operating weeks for all concepts during the second quarter of 2012 increased to 373 from 344 in the second quarter of 2011.

Cost of sales increased $2.5 million, or 18.8%, to $15.8 million in the second quarter of 2012 from $13.3 million in the second quarter of 2011. As a percentage of consolidated revenues, consolidated cost of sales increased slightly to 30.7% from 30.6%.

Restaurant-level EBITDA* increased $2.8 million, or 28.6%, to $12.6 million in the second quarter of 2012 from $9.8 million in the second quarter of 2011. As a percentage of consolidated revenues, restaurant-level EBITDA increased to 24.5% from 22.6%.

Operating income increased by $3.2 million, or 97%, to $6.5 million in the second quarter of 2012 from $3.3 million in the second quarter of 2011. As a percentage of consolidated revenues, operating income increased to 12.7% from 7.5%.

Net income for the second quarter of 2012 was $3.6 million, or $0.20 per diluted share, compared to net income of $1.0 million, or $0.06 per diluted share in the second quarter of 2011. The share base was 18.0 million shares for both periods.

Segment Results

The Company operates the Del Frisco’s Double Eagle Steak House, Sullivan’s, and Del Frisco’s Grille brands as operating segments. The operations of Del Frisco’s Grille are included in the “Other” segment.

Del Frisco’s Double Eagle Steak House

Revenues increased $3.6 million, or 14.9%, to $27.8 million in the second quarter of 2012 from $24.2 million in the second quarter of 2011. The improvement was primarily due to a 7.3% increase in comparable restaurant sales, comprised of a 5.1% increase in average check and a 2.2% increase in entrée counts. This increase follows a comparable restaurant sales increase of 13.2% in the second quarter of last year. Operating weeks for the quarter increased to 108 from 104.

Restaurant-level EBITDA* increased 21% to $7.9 million in the second quarter of 2012 from $6.6 million in the second quarter of 2011, as the concept benefitted primarily from lower restaurant operating expenses which offset higher cost of sales and marketing and advertising costs as a percentage of revenues.

Sullivan’s

Revenues were consistent at approximately $19.3 million for each period. The slight 0.3% increase in comparable restaurant sales for the second quarter of 2012 was comprised of a 4.1% increase in average check which was partially offset by a 3.8% decrease in entrée counts. This increase follows a comparable restaurant sales increase of 11.2% in the second quarter of last year. Operating weeks for the quarter remained consistent at 240 for both periods.

Restaurant-level EBITDA* increased 5.6% to $3.5 million in the second quarter of 2012 from $3.3 million in the second quarter of 2011, as the concept benefitted primarily from lower cost of sales and restaurant operating expenses partially offset by higher marketing and advertising costs as a percentage of revenues.

Restaurant Portfolio

As of June 12, 2012, the Company owned and operated 32 restaurants across 18 states, including nine Del Frisco’s Double Eagle Steak House, 20 Sullivan’s Steakhouse, and three Del Frisco’s Grille locations. During the second quarter, one Del Frisco’s Grille was opened in Phoenix, Arizona.

The Company closed a Sullivan’s in Dallas, Texas on June 30, 2012 and completed the sale of the underlying property to a third party shortly thereafter. On July 14, 2012, the Company opened a Del Frisco’s Grille in Washington, D.C.

Outlook

Del Frisco’s Restaurant Group, Inc. is providing the following guidance for the full fiscal year 2012, which ends on December 25, 2012.

•	Total comparable restaurant sales increase of 3% to 4%

•	One Del Frisco’s and three Del Frisco’s Grille openings and one Sullivan’s closing

•	Cost of sales of 30.6% to 31.0% of consolidated revenues

•	Restaurant-level EBITDA* of 23.3% to 23.8% of consolidated revenues

•	Effective tax rate of approximately 31% to 32%

•	Gross capital expenditures (before tenant allowances) of $30 million to $31 million

•	Annual weighted average diluted common shares outstanding of approximately 20.6 million

Conference Call

The Company will host a conference call to discuss the financial results for the second quarter ended June 12, 2012 at 7:30 am central time today. Hosting the call will be Mark S. Mednansky, Chief Executive Officer, and Thomas J. Pennison, Jr., Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 877-795-3610 or for international callers by dialing 719-325-4776. A replay will be available after the call and can be accessed by dialing 877-870-5176 or for international callers by dialing 858-384-5517; the passcode is 4202106. The replay will be available until Tuesday, August 28, 2012.

The conference call will also be webcast live from the Company’s website at www.DFRG.com under the investor relations section. An archive of the webcast will also be available through the Company’s website shortly after the call has concluded.

About Del Frisco’s Restaurant Group, Inc.

Based in Southlake, TX, Del Frisco's Restaurant Group owns and operates three contemporary, high-end, complementary restaurant concepts: Del Frisco's Double Eagle Steak House, Sullivan's Steakhouse, and Del Frisco's Grille. The Company currently operates 32 restaurants across 18 states. Each of its three concepts offers steaks and other menu selections, such as chops and fresh seafood, complemented by an extensive wine selection.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.DelFriscos.com, www.SullivansSteakhouse.com, and www.DelFriscosGrille.com. For more information about Del Frisco’s Restaurant Group, Inc., please visit www.DFRG.com.

Forward-Looking Statements

Certain statements in this press release, including statements under the heading “Outlook” are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the uncertainty of our ability to achieve expected levels of comparable restaurant sales increases; the performance of new restaurants and their impact on existing restaurant sales; increases in the cost of food ingredients and other key supplies; the risk of food-borne illnesses and other health concerns about our food; the potential for increased labor costs or difficulty retaining qualified employees, including as a result of immigration enforcement activities; risks relating to our expansion into new markets; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages. Additional factors that could cause actual results to differ materially from our forward-looking statements are set forth in our reports filed with the Securities and Exchange Commission.

DEL FRISCO’S RESTAURANT GROUP, INC.

Condensed Consolidated Income Statements—Unaudited

(amounts in thousands, except per share data)

	12 Weeks Ending		24 Weeks Ending
	June 12,	June 14,	June 12,	June 14,
	2012	2011	2012	2011
Revenues	$51,324	$43,489	$105,002	$86,841

Costs and expenses:
Costs of sales	15,771	13,326	32,350	26,771
Restaurant operating expenses	21,810	19,358	44,470	38,259
Marketing and advertising costs	1,189	967	2,063	1,694
Pre-opening costs	832	952	902	1,306
General and administrative costs	2,754	2,871	5,379	5,061
Management and accounting fees paid to related party	452	1,185	1,196	1,654
Depreciation and amortization	1,993	1,571	3,707	3,096

Operating income	6,523	3,259	14,935	9,000

Other income (expense), net:
Interest expense	(1,008)	(1,693)	(2,228)	(3,457)
Other	68	(88)	65	(86)

Income from continuing operations before income taxes	5,583	1,478	12,772	5,457

Income tax expense	1,957	443	4,137	1,680

Net income	$3,626	$1,035	$8,635	$3,777

Net income per share - Basic and dilulted	$0.20	$0.06	$0.48	$0.21

Weighted average shares outstanding - Basic and diluted	17,995	17,995	17,995	17,995

Comprehensive income	$3,626	$1,035	$8,635	$3,777

DEL FRISCO’S RESTAURANT GROUP, INC.

Selected Balance Sheet Data

(dollar amounts in thousands)

	June 12,	December 27,
	2012	2011
	(unaudited)
Cash and cash equivalents	$5,765	$14,119

Total assets	236,836	234,274

Long-term debt	61,500	70,000

Total stockholder’s equity	104,507	95,872

Segment Information and Reconciliation of Non-GAAP Measurement

We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP Restaurant-level EBITDA. This non-GAAP measurement is calculated by adding back to operating income depreciation and amortization plus the sum of certain non-operating expenses, including pre-opening costs, management fees and expenses, and general and administrative expenses. We believe that this measure represents a useful internal measure of performance. Accordingly, we include this non-GAAP measure so that investors have the same financial data that management uses in evaluating performance, and we believe that it will assist the investment community in assessing our underlying performance on a quarter-over-quarter basis. However, because this measure is not determined in accordance with GAAP, such a measure is susceptible to varying calculations and not all companies calculate the measure in the same manner. As a result, this measure as presented may not be directly comparable to a similarly titled measure presented by other companies. This non-GAAP measure is presented as supplemental information and not as alternatives to any GAAP measurements. The following tables include a reconciliation of restaurant-level EBITDA to operating income:

	12 Weeks Ending June 12, 2012 (unaudited)
	Del Frisco’s		Sullivan’s		Other		Consolidated
Revenues	$27,777	100.0%	$19,287	100.0%	$4,260	100.0%	$51,324	100.0%
Costs and expenses:
Cost of sales	8,774	31.6%	5,869	30.4%	1,128	26.5%	15,771	30.7%
Restaurant operating expenses	10,559	38.0%	9,315	48.3%	1,936	45.4%	21,810	42.5%
Marketing and advertising costs	503	1.8%	637	3.3%	49	1.2%	1,189	2.3%

Restaurant-level EBITDA	7,941	28.6%	3,466	18.0%	1,147	26.9%	12,554	24.5%

Pre-opening costs							832	1.6%
General and administrative							2,754	5.4%
Management and accounting fees paid to related party							452	0.9%
Depreciation and amortization							1,993	3.9%

Operating Income							$6,523	12.7%

Restaurant operating weeks	108		240		25		373
Average unit volume	$3,086		$964		$2,045		$1,651

	12 Weeks Ending June 14, 2011 (unaudited)
	Del Frisco’s		Sullivan’s		Other		Consolidated
Revenues	$24,221	100.0%	$19,268	100.0%	$—	0.0%	$43,489	100.0%
Costs and expenses:
Cost of sales	7,392	30.5%	5,934	30.8%	—	0.0%	13,326	30.6%
Restaurant operating expenses	9,868	40.7%	9,490	49.3%	—	0.0%	19,358	44.5%
Marketing and advertising costs	402	1.7%	565	2.9%	—	0.0%	967	2.2%

Restaurant-level EBITDA	6,559	27.1%	3,279	17.0%	—	0.0%	9,838	22.6%

Pre-opening costs							952	2.2%
General and administrative							2,871	6.6%
Management and accounting fees paid to related party							1,185	2.7%
Depreciation and amortization							1,571	3.6%

Operating Income							$3,259	7.5%

Restaurant operating weeks	104		240		—		344
Average unit volume	$2,795		$963		$—		$1,517